Exhibit 99.1

Sino Green Land Reports Financial Results for the Third Quarter and First Nine Months of 2010

NEW YORK and GUANGZHOU, China, Nov. 16, 2010 (GLOBE NEWSWIRE) -- Sino Green Land Corporation (OTCBB:SGLA - News), a leading distributor of high-end fruits and green foods in China, today announced financial results for the third quarter and nine months ended September 30, 2010.

Financial highlights:

•	Net sales increased 32.0% to $94.3 million for the nine months ended September 30, 2010 compared to the same period last year
•	Gross profit increased 36.4% to $10.1 million for the nine months ended September 30, 2010 compared to the same period last year
•	GAAP net income of $5.5 million, or $0.03 per diluted share for the first nine months of 2010
•
Adjusted net income for the nine months ended September 30, 2010 increased 50.3% to $6.5 million, or $0.04 per diluted share, excluding the change in derivative liability, non-cash stock-based compensation and amortization expense

•	$1.1 million of cash and cash equivalents, no long-term debt and shareholder's equity of $35.9 million as of September 30, 2010

Mr. Henry Luo, CEO of Sino Green Land, commented, "We are quite pleased to report 32% revenue growth for the first nine months of 2010 compared to the same period last year. Our revenue for the quarter was relatively flat, as anticipated, due to the fact we sold through much of our apple inventory in the first and second quarters of 2010. Earlier this year, we leased approximately 3,200 acres of additional plantations in Shaanxi. As a result, we expect to see a substantial increase in Fuji apple supply next year as these plantations begin harvesting new fruit. Heading into the fourth quarter, we have a fresh supply of apples from the new harvest season. As a result, we have very good revenue visibility and anticipate very strong growth in the fourth quarter of 2010 and in 2011.

"Although we expect to maintain strong double digit growth in the fruit distribution business going forward, our major emphasis is on launching the green food distribution business. By working closely with both the private and public sectors, our strategy is to centralize the distribution of green foods throughout China. Currently, there are no established channels to ensure the quality or authenticity of these foods. Due to the strong demand for our services from both retailers and green food producers, we are expanding the footprint of the Metro Green distribution hub in Guangzhou from 220,000 square feet, as originally planned, to 330,000 square feet. Although this has delayed the launch of the distribution hub, we expect to begin generating sales from green foods in the fourth quarter of 2010 and expect the hub to officially open in early 2011."

Mr. Luo concluded, "We believe that with the launch of our green food distribution hub we can rapidly dominate this market. As a result, we are confident the new green food distribution business can achieve annualized sales in excess of $150 million, on a standalone basis, within the next 1-2 years."

Revenue for the three months ended September 30, 2010 decreased 0.5% to $31.0 million, as compared to $31.2 million for the three months ended September 30, 2009. The decrease was primarily due to limited supply of Fuji apples in storage during the third quarter of 2010 due to strong sales in the first half of 2010.

Revenue for the nine months ended September 30, 2010 increased 32.0% to $94.3 million, as compared to $71.5 million for the nine months ended September 30, 2009. The increase was primarily due to higher volume sales of produce and higher average sale prices.

Gross profit increased 3.0% to $3.4 million for the three months ended September 30, 2010, as compared to $3.3 million for the three months ended September 30, 2009, representing gross margins of approximately 10.9% and 10.5%, respectively. Gross margins increased due to a decrease in purchase costs during the third quarter of 2010.

Gross profit increased 36.4% to $10.1 million for the nine months ended September 30, 2010, as compared to $7.4 million for the nine months ended September 30, 2009, representing gross margins of approximately 10.7% and 10.4%, respectively. Gross margins were relatively stable since they are largely determined by the margin of the wholesale prices charged by the company's suppliers and the reseller price the company can charge at distribution centers, both of which have remained relatively stable during the nine months ended Sept. 30, 2010 and 2009

Operating income decreased 37.6% to $1.3 million for the three months ended September 30, 2010, compared to $2.1 million for the three months ended September 30, 2009, representing operating margins of 4.1% and 6.6%, respectively. The decline in operating margin was primarily due to $360,325 of stock-based compensation expense and additional expenses related to construction of the new green food distribution hub.

Operating income increased 19.1% to $4.8 million for the nine months ended September 30, 2010, compared to $4.0 million for the nine months ended September 30, 2009, representing operating margins of 5.1% and 5.6%, respectively. The decline in operating margin was primarily due to $952,146 of stock-based compensation expense and additional expenses related to construction of the new green food distribution hub.

Net income for the three months ended September 30, 2010 was $1.6 million, or $0.01 per diluted share, compared to net income of $1.5 million, or $0.01 per diluted share, for the same period last year. The third quarter of 2010 included a non-cash gain of $0.3 million due to a change in derivative liability, related to the fair value of the company's warrants. 2009 included a non-cash loss of $0.3 million due to a change in derivative liability.

Net income for the nine months ended September 30, 2010 was $5.5 million, or $0.03 per diluted share, compared to net income of $3.4 million, or $0.03 per diluted share, for the same period last year. The first nine months of 2010 included a non-cash gain of $0.7 million due to a change in derivative liability, related to the fair value of the company's warrants. 2009 included a non-cash loss of $0.3 million due to a change in derivative liability.

Adjusted net income for the third quarter of 2010, which excludes the aforementioned non-cash change in derivative liability, non-cash stock-based compensation and amortization expenses, would have been $1.9 million, or $0.1 per diluted share, compared to $2.4 million, or $0.2 per diluted share for the third quarter of 2009 (see table below for reconciliation to net income). Adjusted net income for the nine months ended September 30, 2010, which excludes the aforementioned non-cash change in derivative liability, non-cash stock-based compensation and amortization expenses, would have been $6.5 million, or $0.04 per diluted share, compared to $4.3 million, or $0.04 per diluted share for the same period last year (see table below for reconciliation to net income).

As of September 30, 2010, the company had cash and cash equivalents of $1.1 million, no long-term debt and shareholders' equity of $35.9 million.

Table 1: Reconciliation of Reported Net Income and Adjusted Net Income and Net Income per Diluted Share for the Three Months and Nine Months Ended September 30, 2010 and 2009:

The Company defines adjusted net income as earnings before non-cash stock-based compensation and amortization expenses. Adjusted net income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of adjusted net income is relevant and useful by enhancing the readers' ability to understand the Company's operating performance. The Company's management utilizes adjusted net income as a means to measure performance. The Company's measurements of adjusted net income may not be comparable to similar titled measures reported by other companies. The table below reconciles adjusted net income, a non-GAAP measure, to net income for the three months ended September 30, 2010 and September 30, 2009.

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009
		(Restated)		(Restated)
Net income	1,602,956	1,477,949	5,461,330	3,443,257
Stock Compensation	360,325	--	952,146	--
Change in derivative liability	(320,063)	277,620	(674,445)	252,149
Amortization	257,335	633,734	767,884	633,734
Adjusted Net Income	1,900,553	2,389,303	6,506,915	4,329,140

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People's Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits such as: Fuji apples, emperor bananas and tangerine oranges. Sino Green Land is also a leading Green Food distributor. The Green Food designation is an important standard set by China's Ministry of Agriculture, and recognized by over 40 trade partner countries. Through its relationship with the China Green Food Association, Sino Green Land has access to distribute over 17,000 food items from more than 6,000 producers. The company's Green Food distribution covers both Chinese and overseas markets. Green Foods are a fast growing market within China, and are becoming increasingly popular throughout the world. Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.

The Sino Green Land Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8334

Safe Harbor Statement

This press release may contain forward-looking statements. Such statements include, among others, those concerning the company's expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company's ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company's products could have on its business and profitability; the company's ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company's senior management; any of the factors and risks mentioned in the "Risk Factors" sections of the Company's amended current report on Form 10K/A filed on April 30, 2010. The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	SEPTEMBER 30, 2010	DECEMBER 31, 2009
		(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$1,088,438	$1,987,616
Accounts receivable, net	217,883	171,143
Due from related parties	--	1,006
Inventories	2,279	9,934
Advances-current portion	572,073	256,225
Other current assets	243,291	343,169
Total Current Assets	2,123,964	2,769,093

Property and Equipment, net	723,834	547,727

Construction In Progress	3,824,965	--

Deposit	373,240	365,647

Advances	9,725,243	4,355,829

Long-term Prepayments	21,933,367	18,961,869
Total Assets	$38,704,613	$27,000,165

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,056,603	$1,186,923
Advances from customers	14,930	48,690
Due to related parties	452,708	3,364
Shares to be issued as stock compensation	273,875	--
Derivative liability	1,004,001	5,206,567
Total Current Liabilities	2,802,117	6,445,544

Shareholders' Equity
Preferred stock, par value $.001 per share, 20,000,000 shares authorized, of which 2,000,000 shares are designated as series A convertible preferred stock, with 1,409,873 and 1,650,000 shares outstanding on September 30, 2010 and December 31, 2009, respectively	410	650
Common stock, $0.001 par value, 780,000,000 shares authorized, 147,759,340 and 104,943,337 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	147,759	104,944
Additional paid in capital	18,273,642	7,736,406
Subscription receivable	(1,000,000)	--
Other comprehensive income	1,419,240	762,504

Retained earnings	17, 061,445	11,950,117
Total shareholders' equity	35,902,496	20,554,621

Total Liabilities and Stockholders' Equity	$38,704,613	$27,000,165

SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009
		(Restated)		(Restated)
Sales	$30,986,669	$31,153,814	$94,313,597	$71,460,013

Cost of goods sold	27,619,647	27,886,400	84,179,783	64,032,717

Gross profit	3,367,022	3,267,414	10,133,815	7,427,296

Operating expenses
Selling expenses	727,852	677,341	2,182,192	1,565,478
General and administrative expenses	746,997	391,498	1,543,920	1,446,147
Salary and Wages	247,003	138,320	664,060	393,151
Stock Compensation	360,325	--	952,146	--
Total operating expenses	2,082,176	1,207,159	5,342,318	3,404,776

Operating income	1,284,845	2,060,255	4,791,497	4,022,520

Other income(expense)
Interest income (expense)	322	(163,202)	2,265	(185,702)
Change in derivative liability	320,063	(277,620)	674,445	(252,149)
Loss on debt extinguishment	--	(139,289)	--	(139,289)
Others, net	(2,274)	(2,194)	(6,877)	(2,122)
Total other income (expense)	318,111	(582,305)	669,833	(579,262)

Net income	1,602,956	1,477,949	5,461,330	3,443,257
Deemed preferred stock dividend	--	--	(350,000)	--
Net income applicable to common stockholders	1,602,956	1,477,949	5,111,330	3,443,257

Comprehensive income:
Net income	1,602,956	1,477,949	5,461,330	3,443,257
Other comprehensive income (loss)
Foreign currency translation gain (loss)	471,493	7,243	656,736	(159,985)

Comprehensive income	$2,074,449	$1,485,192	$6,118,066	$3,283,272

Net income per share
Basic	$0.01	$0.01	$0.04	$0.04
Diluted	$0.01	$0.01	$0.03	$0.03
Weighted average number of shares outstanding
Basic	138,113,712	98,610,694	121,973,448	84,644,460
Diluted	171,029,400	125,388,131	156,627,222	111,515,489

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(UNAUDITED)

	SEPTEMBER 30,
	2010	2009
Cash flows from operating activities		(Restated)
Net income	$5,461,330	$3,443,257
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	81,440	60,647
Amortization	767,884	633,734
Change in derivative liability	(674,445)	252,149
Debt discount (part of interest expense)	--	(32,948)
Stock award to be issued to directors	23,875	9,666
Stock award to be issued to executives and employees	952,146	--

Loss on debt extinguishment	--	139,289
Decrease / (Increase) in current assets
Accounts receivable	(42,435)	16,301
Inventories	7,725	3,355
Other current assets	606,461	(321,747)
Advances	(6,055,678)	(1,935,079)
Long-term prepaid expense	(3,300,863)	(3,373,918)
Increase (decrease) in current liabilities
Accounts payable and accrued expense	(132,164)	(463,324)
Advances from customer	(34,167)	(7,651)
Tax payables	109	318
Other payables	55,864	(52,466)

Net cash used in operating activities	(2,282,918)	(1,628,417)
Cash flows from investing activities
Acquisition of plant, property, and equipment	(246,968)	--
Construction in progress	(3,758,582)	--
Net cash used in investing activities	(4,005,550)	--
Cash flows from financing activities

Proceeds from (payment to) issuance of convertible note	--	(502,684)
Proceeds from sale of preferred stock, warrants and options, net of offering costs	350,000	994,000
Proceeds from sale of common stock and warrants, net of offering cost	4,638,222	1,636,000
Proceeds from loan from related parties	348,455	480,484
Net cash provided by financing activities	5,336,677	2,607,800

Effect of exchange rate change on cash and cash equivalents	52,613	(234,945)

Net (decrease) increase in cash and cash equivalents	(899,178)	744,438

Cash and cash equivalents, beginning balance	1,987,616	544,860
Cash and cash equivalents, ending balance	$1,088,438	$1,289,297
Supplement disclosure of cash flow information
Interest expense paid	$--	$105,069
Income taxes paid	$--	$3,619
Non-cash financing activities:
Deemed dividend on preferred stock associated with its beneficial conversion feature	$350,000	$--
Conversion of preferred stock into common stock	$546,127	$--

Contact:
Crescendo Communications, LLC
David Waldman
Vivian Huo
(212) 671-1020
sgla@crescendo-ir.com